Exhibit 10.22

2020

AMPHENOL MANAGEMENT INCENTIVE PLAN

I.	Purpose

The purpose of the 2020 Management Incentive Plan (the “2020 Incentive Plan”) is to reward eligible key employees of Amphenol Corporation and affiliated operations with performance-based cash bonus payments provided certain individual, operating unit and/or Company goals are achieved.

II.	Eligibility

Key management personnel and target bonuses are as recommended by the CEO.  Generally, participation includes senior management positions, corporate staff managers, general managers and their designated direct reports.  Participation, target bonuses and bonus payments are as approved by the Compensation Committee of the Board of Directors.

III.	Plan Components

Payments under the 2020 Incentive Plan are based primarily on performance against quantitative measures established at the beginning of each year. In addition, consideration will be given, when appropriate, to certain qualitative factors considered relevant or appropriate as determined by the Compensation Committee.

The quantitative portion of the 2020 Incentive Plan is contingent upon the Company’s achievement and/or each Group’s achievement, and/or each operating unit’s achievement and/or each individual’s achievement of performance targets and/or goals. For 2020, quantitative performance criteria are based primarily on sales and income growth in 2020 over 2019 and actual performance in 2020 as compared to 2020 budget.

Performance based payments pursuant to the 2020 Incentive Plan may be adjusted if unusual and unanticipated market conditions materially impact the Company’s, a Group’s, an operating unit’s, or an individual’s growth and/or performance.

IV.	Administration

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Payments are based upon average base salary during the 2020 Incentive Plan year (new hires will be prorated accordingly if hired after February 1, 2020). Targets and payments may be adjusted for special situations (for example, the participant moves to a new position during the year).

•	The maximum allowable payout under the 2020 Incentive Plan is 2x the target bonus as applied to average base salary.
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The Committee may adjust the payout of any or all participants in consideration of (i) whether the payout to all participants as a percentage of the Company’s operating income falls within certain historical parameters, (ii) how the multiplier for the current year compares with the prior year, (iii) reasonableness and consistency and (iv) internal pay equity.

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To be eligible for the bonus payment, a participant must be an active employee on the payroll and in good standing as of December 31, 2020. Exceptions must be recommended by the CEO and be approved by the Compensation Committee.

•	Payments will not be made later than March 15, 2021. All payments are subject to the recommendation of the CEO and the approval of the Compensation Committee.
•	The Compensation Committee will interpret and administer the 2020 Incentive Plan at its discretion.
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The 2020 Incentive Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder (“Section 409A”) or if not exempt, to satisfy the requirements of Section 409A, and the provisions of the 2020 Incentive Plan shall be construed in a manner consistent therewith.